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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FIRST CHESTER COUNTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 FIRST CHESTER COUNTY CORPORATION
9 North High Street
West Chester, Pennsylvania 19380
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD 10:30 A.M., May 5, 2009

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Chester County Corporation (the "Corporation") will be held on Tuesday, May 5, 2009, at 10:30 a.m., in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Malvern, Pennsylvania, for consideration of and action by the holders of the Corporation's common stock ("Common Stock") upon the following matters:

  1.
  To elect as Class I directors the nominees named in the attached proxy statement, with each director to serve until the 2012 Annual Meeting of Shareholders and until the election and qualification of his or her respective successor; and

  2.
  The transaction of such other business as may be properly brought before the Annual Meeting and any adjournment thereof, including matters incident to the conduct of the Annual Meeting.

        The Board of Directors has fixed the close of business on March 23, 2009, as the record date for the determination of holders of stock of the Corporation entitled to notice of, and to vote at, the Annual Meeting. The Corporation's Annual Report to Shareholders for the year ended December 31, 2008, accompanies this Notice and Proxy Statement.

        The Board of Directors cordially invites you to attend the Annual Meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card to assure that your shares are represented at the Annual Meeting. Returning your proxy card does not deprive you of your right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors
/s/ John B. Waldron John B. Waldron Secretary

West Chester, Pennsylvania
March 30, 2009

 FIRST CHESTER COUNTY CORPORATION
9 North High Street
West Chester, Pennsylvania 19380

 PROXY STATEMENT

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, May 5, 2009: Copies of the proxy statement and annual report to shareholders are available at http://www.1nbank.com/bank/investor_2009meeting.php.

        This Proxy Statement is furnished and is being mailed with the accompanying proxy card on or about April 10, 2009, in connection with the solicitation of proxies by the Board of Directors of First Chester County Corporation (the "Corporation") to be voted at the Annual Meeting of Shareholders and at any adjournment thereof, for the purposes stated in the Notice of Annual Meeting of Shareholders and discussed more fully in this Proxy Statement. The Annual Meeting will be held on Tuesday, May 5, 2009, at 10:30 a.m., in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Malvern, Pennsylvania.

        Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, delivery of a written revocation to the Secretary of the Corporation, or attendance at the Annual Meeting and voting in person, after delivery to the Secretary of a written revocation of any prior proxy. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) "FOR" the election of each of the four nominees for Class I directors named in this Proxy Statement, and (ii) in their discretion, with respect to such other business as may properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting. The Corporation knows of no such other business as of the date of this Proxy Statement.

        The Corporation will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or other means of communication by the Corporation's directors, officers and employees.

VOTING SECURITIES OF THE CORPORATION

        Only shareholders of record at the close of business on March 24, 2009 (the "record date") are entitled to notice of, and to vote at, the Annual Meeting. As of March 24, 2009, there were 6,248,568 shares of Common Stock outstanding and entitled to vote at the meeting, each entitled to one vote per share, without cumulative voting. The holders of a majority of the outstanding shares of Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a broker holds shares of Common Stock in street name for the benefit of any of its customers, and returns a signed proxy for such shares, the shares represented by such proxy will be considered present at the Annual Meeting and will be counted towards a quorum.

        As of March 24, 2009, the Wealth Management Division of First National Bank of Chester County (the "Bank"), a wholly-owned subsidiary of the Corporation, held 413,376 shares of Common Stock, representing 6.62% of the total outstanding shares of the Corporation's Common Stock. Of these shares, 39,272 shares (.63% of the total outstanding shares) are held in accounts where the Bank is sole trustee or executor and may not be voted by the Bank's Wealth Management Division in the election of directors. The shares may be voted by the Bank, however, in its capacity as trustee or executor on other matters. The remaining 374,104 shares of Common Stock (5.99% of the total outstanding shares) are held in accounts where the Bank is co-trustee, agent or custodian, and these shares may not be voted by the Bank without the authorization of the other co-trustee, agent or custodian.

 STOCK OWNERSHIP

        The following table sets forth, as of March 24, 2009, unless otherwise noted, the number and percentage of shares of Common Stock which, according to information supplied to the Corporation, are beneficially owned by: (i) each of the Named Executive Officers (as defined in the section of this Proxy Statement entitled "Executive Compensation"), (ii) each of the directors and the nominees for director of the Corporation, (iii) each holder who is the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock (other than the Wealth Management Division of the Bank whose holdings are described in the section of this Proxy Statement entitled "Voting Securities of the Corporation"), and (iv) all current directors and executive officers of the Corporation as a group. An asterisk (*) appears beside the names of the persons nominated for re-election at the Annual Meeting as Class I directors.

NAMED EXECUTIVE OFFICERS	Number of Shares(1)(2)		Percentage(3)
John A. Featherman, III	92,978	(4)	1.48%
Kevin C. Quinn	46,543	(5)	—
John E. Balzarini	13,432	(6)	—
Clay T. Henry	4,964	(7)	—
Deborah R. Pierce	3,750	(8)	—
Michelle Venema	10,443	(9)	—
CLASS I DIRECTORS (TERM EXPIRING IN 2009)
*Clifford E. DeBaptiste	151,870	(10)	2.43%
*James M. Deitch	83,932	(11)	1.33%
*Lynn Marie Johnson-Porter	51	(12)	—
*John B. Waldron	10,824	(13)	—
CLASS II DIRECTORS (TERM EXPIRING IN 2010)
Brian K. Campbell	13,450	(14)	—
M. Robert Clarke	20,900	(15)	—
Matthew S. Naylor	1,000	(16)	—
David L. Peirce	34,375	(17)	—
Kevin C. Quinn	46,543	(5)	—
CLASS III DIRECTORS (TERM EXPIRING IN 2011)
John A. Featherman, III	92,978	(4)	1.48%
John S. Halsted	21,016	(18)	—
J. Carol Hanson	15,868	(19)	—
Edward A. Leo	6,100	(20)	—
Banc Fund V, L.P., et al. 208 South LaSalle Street Chicago, Illinois 60604	422,054	(21)	6.75%
All directors and executive officers as a group (31 persons)	593,477	(22)	9.20%

(1)
Shares of Common Stock which are held in the Corporation's retirement savings plan (the "Retirement Savings Plan") are reported as of February 28, 2009, the most recent date for which such information is available. The voting of shares held in the Retirement Savings Plan may be directed by the person for whose account such shares are held.

(2)
Totals include (i) shares that may be acquired within sixty days after March 24, 2009 ("Option Shares") through the exercise of stock options and (ii) shares of restricted stock (the "Restricted Shares") which are non-transferable until such time as they vest. Restricted Shares that are included in this table are referred to in this Proxy Statement as either the "Restricted Shares

  (2007)" (which were granted on March 8, 2007) or "Restricted Shares (2008)" (granted on February 7, 2008). One-third of the Restricted Shares (2007) vest on each of the following dates: March 8, 2008, March 8, 2009 and March 8, 2010, subject to continued employment and satisfaction of other conditions set forth in a restricted stock agreement. The Restricted Shares (2008) will not vest until February 7, 2011, subject to continued employment and satisfaction of other conditions set forth in a restricted stock agreement.

(3)
Percentages are omitted for those owning less than one percent of the shares of Common Stock outstanding.

(4)
Mr. Featherman has sole voting and investment power of 55,495 shares, including 24,514 shares held in an IRA account, 1,000 Restricted Shares (2007) and 4,500 Restricted Shares (2008). Mr. Featherman shares, with his wife, voting and investment power of 9,101 shares. Mr. Featherman's wife has sole voting and investment power of 2,752 shares. Total includes 11,330 shares held in the Retirement Savings Plan and 14,300 Option Shares.

(5)
Mr. Quinn has sole voting and investment power of 13,500 shares, including 1,000 Restricted Shares (2007) and 4,500 Restricted Shares (2008). Mr. Quinn shares, with his wife, voting and investment power of 322 shares. Mr. Quinn's wife holds 2,140 shares in a retirement plan. Mr. Quinn shares, with his mother, voting and investment power of 220 shares. Total includes 6,711 shares held in the Retirement Savings Plan and 23,650 Option Shares.

(6)
Mr. Balzarini has sole voting and investment power of 10,051 shares, including 500 Restricted Shares (2007) and 2,250 Restricted Shares (2008). Total includes 3,672 shares held in the Retirement Savings Plan.

(7)
Mr. Henry has sole voting and investment power of 4,964 shares, including 500 Restricted Shares (2007) and 2,250 Restricted Shares (2008).

(8)
Ms. Pierce has sole voting and investment power of 500 shares. Effective October 29, 2008, the position of Executive Vice President for Human Resources and Administration of the Bank was eliminated as part of an internal organizational restructuring. As a result, Ms. Pierce, who had held this position, is no longer employed by the Bank.

(9)
Ms. Venema has sole voting and investment power of 4,996 shares, including 500 Restricted Shares (2007) and 2,250 Restricted Shares (2008). Total includes 1,351 shares held in the Retirement Savings Plan and 2,200 Option Shares.

(10)
Mr. DeBaptiste has sole voting and investment power of 139,770 shares. Total includes 12,100 Option Shares.

(11)
Mr. Deitch has sole voting and investment power of 38,432 shares. Total includes 45,500 Option Shares.

(12)
Ms. Johnson-Porter shares, with her mother, voting and investment power of 51 shares.

(13)
Mr. Waldron has sole voting and investment power of 220 shares. Mr. Waldron shares, with his wife, voting and investment power of 9,504 shares. Total includes 1,100 Option Shares.

(14)
Mr. Campbell has sole voting and investment power of 13,450 shares.

(15)
Mr. Clarke has sole voting and investment power of 2,200 shares. Mr. Clarke shares, with his wife, voting and investment power of 6,600 shares. Total includes 12,100 Option Shares.

(16)
Mr. Naylor has sole voting and investment power of 1,000 shares.

(17)
Mr. Peirce has sole voting and investment power of 22,275 shares, including 2,200 shares held in an IRA account. Total includes 12,100 Option Shares.

(18)
Mr. Halsted has sole voting and investment power of 8,317 shares. Mr. Halsted's wife has sole voting and investment power of 599 shares. Total includes 12,100 Option Shares.

(19)
Ms. Hanson has sole voting and investment power of 3,768 shares. Total includes 12,100 Option Shares.

(20)
Mr. Leo has sole voting and investment power of 6,100 shares.

(21)
According to a Schedule 13G/A jointly filed with the SEC on February 13, 2009 by Bank Fund VI L.P. ("BF VI"), an Illinois Limited Partnership, Banc Fund VII L.P. ("BF VII"), an Illinois Limited Partnership, and Banc Fund VIII L.P. ("BF VIII"), an Illinois Limited Partnership (collectively, the "Reporting Persons"), the Reporting Persons beneficially owned, in the aggregate, 422,054 shares at December 31, 2008. The general partner of BF VI is MidBanc VI L.P. ("MidBanc VI"), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. ("MidBanc VII"), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P. ("MidBanc VIII"), whose principal business is to be a general partner of BF VIII. MidBanc VI, MidBanc VII, and MidBanc VIII are Illinois limited partnerships. The general partner of MidBanc VI, MidBanc VII, and MidBanc VIII (the "Partnership entities") is the Banc Funds Company, L.L.C. ("TBFC"), whose principal business is to be a general partner of MidBanc VI, MidBanc VII, and MidBanc VIII. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VI, BF VII, and BF VIII since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. Mr. Moore is also the controlling member of TBFC, and therefore controls each of the Partnership entities directly and indirectly controlled by TBFC.

(22)
Of the total shares beneficially owned by all directors and executive officers as a group, 203,691 shares are Option Shares and 34,329 shares are held in the Retirement Savings Plan.

 GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

        There were twelve meetings of the Board of Directors of the Corporation during 2008. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Corporation held during the period in which such incumbent was a director, and (2) the total number of meetings held by all committees of the Board of Directors of the Corporation on which such incumbent served during the period in which such incumbent was a member of such committee or committees. Each Director of the Corporation is also a Director of the Bank. All members of the Board of Directors are strongly encouraged, but not required, to attend the Corporation's annual meetings of shareholders. All Directors attended the Corporation's 2008 Annual Meeting of Shareholders.

Director Independence

        The Board of Directors of the Corporation has determined that eight of its thirteen members, including three of the four nominees, are independent as defined by Rule 4200 of the NASDAQ listing standards. The directors who have been determined to be independent are Mr. Peirce, Mr. DeBaptiste, Mr. Waldron, Mr. Halsted, Mr. Clarke, Ms. Hanson, Mr. Leo, and Ms. Johnson-Porter.

        In making the determinations of independence and non-independence, the Board considered certain transactions, relationships and arrangements that are described in the section of this Proxy Statement entitled "Certain Relationships and Related Transactions," as well as the following: (i) Mr. Waldron's role as an agent of Arthur Hall Insurance Group, a provider of insurance services to the Corporation and Bank, (ii) Mr. Halsted's former role as Principal, and his current role as Counsel, to Gawthrop Greenwood, P.C., a law firm that provides legal services to the Bank, from time to time, (iii) Mr. Naylor's role as CEO of The Elite Group of Companies, a group of businesses providing consulting and administrative services in the areas of employee benefits, payroll, human resources, retirement plans and insurance to the Bank and with whom the Bank has a joint marketing agreement, and (iv) the employment relationships the Corporation and the Bank have with Messrs. Featherman, Quinn, and Deitch and Ms. Smith. In addition, the Board considered that some of the directors of the Corporation, as well as members of their families and companies with which they are associated, are customers of the Bank.

Committees

        The Corporation has a standing Audit Committee. The Audit Committee consists of the following members: M. Robert Clarke (Chairman), Clifford E. DeBaptiste, David L. Peirce, J. Carol Hanson, and Edward A. Leo. In the opinion of the Board of Directors, each of the members of the Audit Committee is independent as defined by Rule 4200 of the NASDAQ listing standards (the "NASDAQ Listing Standards") as applicable to members of an audit committee. A copy of the Audit Committee Charter is not presently available on the Corporation's website; however, a copy of the Charter was attached as Appendix A to the Corporation's Proxy Statement for the 2007 annual meeting. The Audit Committee is responsible for monitoring the integrity of the Corporation's financial reporting process and systems of internal controls for finance, accounting and regulatory compliance, reviewing the independence and performance of the Corporation's independent auditors and internal auditing functions, and related matters. The Audit Committee held four meetings during 2008. The Board of Directors has determined that the Audit Committee does not have an audit committee financial expert (as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC) serving on the Committee. Each member of the Audit Committee has substantial business experience that results in the individual member's financial sophistication. Consequently, the Board of Directors believes that the Directors who serve on the Audit Committee have sufficient knowledge and experience to fulfill the responsibilities of the Committee.

        The Corporation has a standing Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of the following members: John S. Halsted (Chairman), M. Robert Clarke, J. Carol Hanson, David L. Peirce and Lynn Johnson-Porter. In the opinion of the Board of Directors, each of the members of the Corporate Governance and Nominating Committee is independent as defined by the NASDAQ Listing Standards. A copy of the Corporate Governance and Nominating Committee Charter is not presently available on the Corporation's website, however, a copy of the Charter was attached as Appendix B to the Corporation's Proxy Statement for the 2007 annual meeting. The Corporate Governance and Nominating Committee is responsible for (1) identifying qualified individuals to become members of the Corporation's Board of Directors, (2) selecting the director nominees to be presented for election at each annual meeting of shareholders, and (3) reviewing, evaluating and recommending changes to the Corporation's corporate governance practices. The Corporate Governance and Nominating Committee held three meetings during 2008.

        The Corporation has a standing Personnel and Compensation Committee. The Personnel and Compensation Committee consists of the following members: David L. Peirce (Chairman), Clifford E. DeBaptiste, John B. Waldron, M. Robert Clarke, Edward A. Leo and John S. Halsted. In the opinion of the Board of Directors, each of the members of the Personnel and Compensation Committee is independent as defined by the NASDAQ Listing Standards. A copy of the Personnel and Compensation Committee Charter is not presently available on the Corporation's website; however a copy of the Charter was attached as Appendix A to the Corporation's Proxy Statement for the 2008 annual meeting. The Personnel and Compensation Committee reviews and approves the Corporation's compensation and benefit programs. The Personnel and Compensation Committee held four meetings during 2008. The Personnel and Compensation Committee is responsible for reviewing and establishing compensation arrangements for the executive officers. In connection with the Committee's review of compensation arrangements and development and assessment of changes to the executive compensation program, Mosteller & Associates, an independent compensation consultant, provided the Committee and Management with market information, analysis, and guidance. The Committee also reviews and considers a variety of other factors in making its determinations regarding compensation. (For a discussion of information requested and obtained from Mosteller, please see the section of this Proxy Statement entitled "Compensation Discussion and Analysis.") Following receipt and review of Mosteller's report, the Committee reviews the performance and determines the compensation of the Chief Executive Officer and, with the recommendation of the Chief Executive Officer, determines the compensation of the President. The Chief Executive Officer and the President make recommendations to the Committee regarding the compensation of the other executive officers. The Committee has not been authorized to delegate its responsibilities to any other committee or person.

 ELECTION OF DIRECTORS

        The Corporation's Articles of Incorporation provide that the Board of Directors shall be divided into three classes and shall consist of not less than five nor more than 25 members, as fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors at thirteen, four of whom are to be Class I Directors, five of whom are to be Class II Directors and four of whom are to be Class III Directors. The Class I Directors are serving a three-year term until the 2009 Annual Meeting, the Class II Directors are serving a three-year term until the 2010 Annual Meeting, and the Class III Directors are serving a three-year term until the 2011 Annual Meeting, and, in each case, until his or her earlier resignation or removal, or until a successor has been elected and qualified.

        The Board of Directors presently consists of thirteen directors. At the Annual Meeting, four Class I directors will be elected to serve until the 2012 Annual Meeting and until their respective successors have been elected and qualified. The intention of the persons named in the proxy, unless otherwise directed, is to vote all proxies in favor of the election to the Board of Directors for the nominees listed below.

        The four nominees receiving the highest number of votes cast by the holders of the Common Stock present or represented at the Annual Meeting and entitled to vote thereat, shall be elected as Class I directors. Withheld votes will have no effect on the outcome of the vote for the election of directors. Brokers holding shares of Common Stock in street name who do not receive voting instructions from the beneficial owners of such shares may return a signed proxy for such shares and direct the voting of the shares.

        The names of the nominees for Class I directors of the Corporation, their ages and certain other information is set forth as follows:

        Clifford E. DeBaptiste, 84, has served as a director of the Corporation since 1984 and a director of the Bank since 1975. Mr. DeBaptiste founded DeBaptiste Funeral Homes, Inc. in 1954 and presently serves as its Chairman, Supervisor and Director.

        James M. Deitch, 55, has served as a director of the Corporation since January 2009. Mr. Deitch is the Managing Director of the American Home Bank division of the Bank. Mr. Deitch was the Chairman, CEO and co-founder of American Home Bank, NA since January 2001. Prior to that, Mr. Deitch was the Chairman and CEO of Keystone National Bank and Keystone Financial Mortgage Corporation which he co-founded in 1993.

        Lynn Marie Johnson-Porter, 47, has served as a director of the Corporation since December 2005. Ms. Johnson-Porter has served as the Vice President of Philanthropy for Presby's Inspired Life since January 2007. Prior to that, Ms. Johnson-Porter had served as the Executive Director of the Fund for West Chester University at West Chester University of PA since April 2005. Ms. Johnson-Porter had served as Director of Development, University of Pennsylvania from 2000 to 2005, Director of Development for the Greater Philadelphia Urban Affairs Coalition in 2000 and Director of Development for the Commonwealth College of Penn State University from 1997 to 2000.

        John B. Waldron, 78, has served as a director of the Corporation since 1984 and a director of the Bank since 1981. Mr. Waldron is the former owner of John B. Waldron Insurance Agency and has served as an agent of Arthur Hall Insurance Group since the sale of the Agency to Arthur Hall Insurance Group in 1981.

        Each of the nominees was recommended by the Corporate Governance and Nominating Committee, Chief Executive Officer, and President, and unanimously approved by the Board of Directors.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends the foregoing nominees for election as Class I directors to the shareholders and recommends that the shareholders vote FOR the election of such slate of nominees as Class I directors of the Board of Directors of the Corporation.

 DESCRIPTION OF NOMINATING PROCESS AND DIRECTOR QUALIFICATIONS

        The Board of Directors has established a process that the Corporate Governance and Nominating Committee uses for identifying and evaluating nominees for director. Annually, the Corporate Governance and Nominating Committee considers the qualifications of existing directors to stand for re-election. If the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chairman of the Board or the Chair of the Corporate Governance and Nominating Committee will initiate a search, working with staff support and seeking input from other directors and Senior Management, considering nominees previously submitted by shareholders, if any, and, if deemed necessary or appropriate, hiring a search firm. Candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, are presented to the Corporate Governance and Nominating Committee. The Chairman and at least one member of the Corporate Governance and Nominating Committee interview the prospective candidate(s). Evaluations and recommendations of the interviewers are considered by the Corporate Governance and Nominating Committee for final evaluation and recommendation to the full Board. The Corporate Governance and Nominating Committee evaluates all nominees for director, including nominees recommended by a shareholder, on the same basis.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by the Corporation's shareholders. Pursuant to policies adopted by the Board of Directors, recommendations with regard to nominees for election to the Board of Directors at future annual meetings of shareholders may be submitted by any shareholder entitled to vote for the election of directors in writing, received by the Secretary of the Corporation at least 60 days prior to the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of shareholders, or, if the Corporation did not have an annual meeting of shareholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of the Corporation which are beneficially owned by each such nominee, (iv) the qualifications of such nominee for service on the Board of Directors, (v) the name and residence address of the proposing shareholder(s), and (vi) the number of shares of common stock owned by the proposing shareholder(s).

        The Corporation's Board of Directors has established certain qualifications for board members, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Corporate Governance and Nominating Committee may consider a variety of other qualities and skills, including (A) expertise in banking, investments and other businesses in which the Corporation and its subsidiaries may engage, (B) the ability to exercise independent decision-making, (C) the absence of conflicts of interest, (D) diversity of gender, ethnic background, and experience, (E) business development and public relations expertise, (F) leadership within the communities served by the Bank as demonstrated by employment in businesses, professional activities or non-profit services that are held in high regard within these communities, and (G) the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders. Independence, as determined in accordance with the NASDAQ Listing Standards, will be considered as a positive factor, but will not be a minimum requirement provided that the Board of Directors, after election of such candidate, would continue to be comprised of a majority of independent directors. Nominees must also meet any applicable requirements of SEC regulations, state law, and the Corporation's charter and bylaws.

 DIRECTORS AND EXECUTIVE OFFICERS

        Set forth below are the names and ages of the directors and executive officers of the Corporation and the Bank and other biographical information:

DIRECTORS

        Clifford E. DeBaptiste, 84, see "Election of Directors" for additional biographical information.

        James M. Deitch, 55, see "Election of Directors" for additional biographical information.

        Lynn Marie Johnson-Porter, 47, see "Election of Directors" for additional biographical information.

        John B. Waldron, 78, see "Election of Directors" for additional biographical information.

        Brian K. Campbell, 48, has served as a director of the Corporation and the Bank since December 2006. Mr. Campbell has served as Vice President of Beiler-Campbell Realtors, a full service real estate company of which he is also co-owner, for approximately 20 years and now serves as Chairman. He is also President and owner of Cedar Knoll Builders, a construction company, and a partner of the Anvil Land Transfer Title Company.

        M. Robert Clarke, 62, has served as a director of the Corporation and the Bank since 1993. Mr. Clarke is a Certified Public Accountant and has served as President of Clarke, Nicolini and Associates, Ltd. since 1987.

        John A. Featherman, III, 70, has served as Chairman of the Boards of the Corporation and the Bank and Chief Executive Officer of the Corporation and the Bank since November 2003 and as a director of the Corporation and the Bank since 1985. Mr. Featherman is an attorney and was a principal of the law firm of MacElree Harvey, Ltd. from 1969 to 2004.

        John S. Halsted, 75, has served as a director of the Corporation and the Bank since 1991. Mr. Halsted is an attorney, and since June 2006 has served as Counsel to the law firm of Gawthrop Greenwood, P.C. Mr. Halsted joined that firm in 1960. Mr. Halsted retired as Chester County Solicitor in January 2007 after 36 years of service.

        J. Carol Hanson, 61, has served as a director of the Corporation and the Bank since 1995. Ms. Hanson has served as the Executive Director of Barclay Friends Corporation, a long term care facility, since 1991.

        Edward A. Leo, 61, has served as a director of the Corporation and the Bank since January 2005. Mr. Leo has served as the Chairman of the Board and Chief Executive Officer of Country Fresh Mushroom Co., a packer and distributor of mushrooms and mushroom products, and the Managing Member of John C. Leo & Son, LLC, a grower of fresh mushrooms, since 1972. Prior to that, Mr. Leo also served as a board member and officer of Laurel Valley Farms, a producer of compost and other soil products. Mr. Leo also currently serves as a Member of the Board of the Chester County Economic Development Council.

        Matthew S. Naylor, 36, has served as a director of the Corporation and the Bank since December 2006. Mr. Naylor has served as Chief Executive Officer of the Elite Family of Companies, a group of businesses providing consulting and administrative services in the areas of employee benefits, payroll, human resources, retirement plans and insurance, since 1998.

        David L. Peirce, 80, has served as a director of the Corporation since 1984 and a director of the Bank since 1973. Mr. Peirce is the former President and CEO of Denney-Reyburn Company, a paper converter company.

        Kevin C. Quinn, 54, has served as a director of the Corporation and the Bank since November 2003. Mr. Quinn has served as President of the Corporation and the Bank since November 2003. Prior to serving as President of the Corporation and the Bank, Mr. Quinn had served as Chief Operating Officer of the Bank, Executive Vice President from 1998 to 2002, and as Senior Vice President- Financial Management Services Department from 1988 to 1998.

EXECUTIVE OFFICERS

        John A. Featherman, III, 70, see "Directors and Executive Officers—Directors" for additional biographical information.

        Kevin C. Quinn, 54, see "Directors and Executive Officers—Directors" for additional biographical information.

        Sheri L. Ashman, 45, has served as Executive Vice President-Marketing of the Bank since June 2007. Prior to joining the Bank, Ms. Ashman served as Assistant Vice President, Product Manager at Sovereign Bank from January 2003 to March 2006. Prior to that, she held various leadership positions in the areas of product management and development, market research, database marketing, advertising and communications at Keystone Financial, Inc., First National Bank of Leesport and Miners National Bank.

        John E. Balzarini, 55, has served as Treasurer and Chief Financial Officer of the Corporation and Executive Vice President-Financial Support Services and Chief Financial Officer of the Bank since June 2005. Prior to joining the Bank, Mr. Balzarini had served in various capacities with MBNA America Bank since July 1989, including, Executive Vice President and Director of Finance of a subsidiary of MBNA from December 2004 to June 2005, Director of Finance for a consumer lending subsidiary of MBNA from June 2003 to December 2004, and Executive Vice President, Director of Finance for MBNA's US Credit Card operations from June 2000 to June 2003. Prior to joining MBNA, Mr. Balzarini had served as Vice President of Finance of Equitable Bank from May 1984 to July 1989, Director of Finance of the American Bankers Association from September 1983 to May 1984, Senior Financial Analyst for the Board of Governors of the Federal Reserve System from June 1978 to September 1983 and as a Bank/Bank Holding Company Examiner for the Cleveland Federal Reserve Bank from September 1976 to June 1978.

        James M. Deitch, 55, see "Directors and Executive Officers—Directors" for additional biographical information.

        Clay T. Henry, 48, has served as Executive Vice President of First National Wealth Management, (a division of the Bank which includes the Wealth Management and Financial Advisory Services Departments) since October 2006. Prior to joining the Bank, Mr. Henry served as Executive Vice President of Millennium Wealth Management, a division of Harleysville National Bank since March 1998. Prior to that, Mr. Henry held various positions with PNC Asset Management Group, including Director of Investment Services and Marketing and Director of Strategic Planning and Acquisitions.

        Anthony J. Poluch, Jr., 51, has served as Executive Vice President-Business Development of the Bank since December 2005. Prior to that, Mr. Poluch served as Senior Vice President-Business Development of the Bank from 2000 to December 2005 and Vice President-Business Development of the Bank from 1993 to 2000.

        Anna Ruth Smith, 50, has served as President of the American Home Bank division of the Bank since December 2008. Prior to the Bank's acquisition of American Home Bank, Ms. Smith served as President and Chief Operating Officer of American Home Bank since August 2001. She was a co-founder of American Home Bank and previously President of Keystone Financial Mortgage Corporation, which she also co-founded.

        Michelle E. Venema, 46, has served as Executive Vice President-Business Banking of the Bank since December 2005. Prior to that, Ms. Venema served as Senior Vice President-Commercial Lending of the

Bank from September 2002 to December 2005. Prior to joining the Bank, Ms. Venema served as Vice President-Commercial Lending of Malvern Federal Savings Bank from 2001 to 2002, and Vice President-Commercial Lending of Progress Bank from 1999 to 2001. Ms. Venema had also served as Vice President-Marketing and Development of the Bank from 1997 to 1999 and Vice President- Commercial Lending of the Bank from 1987 to 1999.

        Karen D. Walter, 43, has served as Executive Vice President-Retail Banking of the Bank since May 2005. Prior to joining the Bank, Ms. Walter served as Vice President of Retail Delivery at Diamond Credit Union since February 2005. Prior to that, Ms. Walter served as Executive Vice President, Director of Sales at Susquehanna Patriot Bank from June 2004 to November 2004, Senior Vice President, Director of Sales at Patriot Bank from March 2001 to June 2004, and Regional Vice President at Sovereign Bank from August 1997 to August 2000.

SENIOR MANAGEMENT

        Kelly A. Besack, 46, SPHR, has served as Senior Vice President—Human Resources since December 2008. Prior to that, Ms. Besack served as Vice President- Compensation and Benefits Manager since March 2006, Assistant Vice President—Compensation and Benefits Manager since March 2005, and Officer-Compensation and Benefits Administrator since October 2002. Prior to joining the Bank, Ms. Besack served as Senior Compensation Analyst at Peter R. Johnson and Company from May 2000 to October 2002, and Consultant from March 1998 to May 2000.

        Linda M. Hicks, 55, has served as Senior Vice President, Chief Fiduciary Officer-Wealth Management Division since October 2006. Prior to that, Ms. Hicks served as Executive Vice President-Trust and Investment Services of the Bank since 2002, Senior Vice President-Financial Management Services of the Bank from 1998 to 2002 and Vice President of the Bank from 1990 to 1998.

        Jeffrey H. Kahn, 33, CPA, has served as Senior Vice President—Accounting since December 2008 and as Controller since May 2006. Prior to joining the Bank, Mr. Kahn served as a Vice President in Financial Reporting at MBNA and Bank of America from June 2004 to May 2006. Prior to that, Mr. Kahn held various accounting and reporting positions at Providian Financial from October 2001 to June 2004, as well as various auditing positions with Margolis and Company and Arthur Andersen's Philadelphia office.

        Richard W. Kaufmann, 61, has served as Senior Vice President-Credit Administration and Credit Policy Officer of the Bank since August 2002. Prior to that, Mr. Kaufmann served as Senior Vice President-Commercial Lending of the Bank from 1998 to 2002 and Vice President-Commercial Lending of the Bank from 1996 to 1998.

        Lynn S. Mander, 61, CFA, CFP, has served as Senior Vice President-Chief Investment Officer since March 2007. Prior to joining the Bank, Ms. Mander served at Bryn Mawr Trust Company as Senior Vice President, Director of Research, and Portfolio Manager beginning in February 2000. Prior to that, Ms. Mander held various investment management positions with RRZ Investment Management, Inc, P.G. Corbin Asset Management, Inc, and First Fidelity Bank, NA (Wachovia) from 1991 through 1998.

        Richard D. McMullen, 55, has served as Senior Vice President-Retail Lending of the Bank since June 2006. Prior to that, Mr. McMullen served as Vice President-Loan Administration of the Bank since April 2000. Prior to joining the Bank, Mr. McMullen held various lending positions with CoreStates Financial Corporation from 1986 to 1999.

        James E. Quillen, 40, has served as Senior Vice President and the Director of Financial Planning of the Bank since February 2008. Prior to joining the Bank, Mr. Quillen served as Senior Vice President and Managing Director of Harleysville National Bank from January 2007 to February 2008. Prior to that, Mr. Quillen served as Vice President and Director of Financial Planning of Harleysville National Bank from March 2002 to December 2006.

        Donna J. Steigerwalt, 53, has served as Senior Vice President- Branch Administration since October 2005. Prior to joining the Bank, Ms. Steigerwalt served as Vice President-Regional Sales Manager of Susquehanna Patriot Bank since June 2004 and Vice President-Assistant Director of Sales of Patriot Bank from March 2001 to June 2004.

        Michael T. Steinberger, 50, has served as Senior Vice President-Commercial Real Estate Lending since April 2006. Prior to that, Mr. Steinberger served as Vice President-Commercial Real Estate Lending of the Bank since August 2001. Prior to joining the Bank, Mr. Steinberger served as Vice President of Commercial Lending with Main Street Bank from April 1999 to August 2001 and First Financial Bank from April 1998 to February 1999.

        Andrew H. Stump, 44, has served as Senior Vice President-Commercial Lending of the Bank since February 2005. Prior to joining the Bank, Mr. Stump served as Vice President and Manager of Commercial Lending for Malvern Federal Savings Bank since 1997. Prior to that, Mr. Stump held various lending positions with Provident Bank of Maryland from 1992 to 1997 and the First National Bank of Maryland from 1986 to 1992.

        Patricia A. Travaglini, 49, has served as Senior Vice President-Residential Mortgages of the Bank since 2001. Prior to that, Ms. Travaglini served as Vice President-Residential Mortgages of the Bank from 1997 to 2001.

        There are no family relationships between any director, executive officer or person nominated or chosen by the Corporation to serve as a director or executive officer.

Code of Ethics

        The Corporation has adopted a code of ethics (as that term is defined in Item 406 of Regulation S-K of the regulations promulgated by the SEC) that applies to the principal executive officer, principal financial officer, principal accounting officer or controller and all other employees. The Corporation's code of ethics was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006 and is incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview

        The following discussion and analysis addresses the 2008 compensation program for our executive officers and, in particular, our Named Executive Officers. As defined later in this Proxy Statement under the heading "Summary Compensation Table," our Named Executive Officers consist of our Chairman and Chief Executive Officer, our President, our Chief Financial Officer, our EVP of Business Banking, our EVP of Wealth Management, and our former EVP of Human Resources and Administration. This discussion describes:

  •
  the objectives of our executive compensation program;

  •
  what the compensation program is intended to reward;

  •
  all elements of compensation provided under the program;

  •
  the reasons why these elements of compensation have been selected;

  •
  how and why the amounts of each element are determined; and

  •
  how each element and related decisions fit into our overall compensation objectives.

Objectives of Executive Compensation Program

        The objectives of our executive compensation program are to attract and retain highly qualified executive officers and to motivate those executive officers to achieve our strategic objectives. To attain these objectives, our executive compensation program is designed to:

  •
  provide compensation that is competitive with that provided by comparable banks and employers;

  •
  reward executive officers for the positive performance of the Bank as measured by its profitability and return to shareholders; and

  •
  to align the interests of our executive management team with the long-term interests of our shareholders.

Compensation Committee

        The Personnel and Compensation Committee of the Board of Directors, referred to in this section as the "Compensation Committee," is charged with the responsibility of reviewing and establishing the compensation arrangements of our executive officers, including allocating such compensation among various components of compensation. Our executive officers include the Named Executive Officers as well as our other Executive Vice Presidents and our Senior Vice Presidents. The Compensation Committee at its own initiative reviews the performance and determines the compensation of the Chief Executive Officer and, with the recommendation of the Chief Executive Officer, determines the compensation of the President. The Chief Executive Officer and the President review the performance of the other executive officers and make recommendations for their compensation to the Compensation Committee for its consideration and approval.

        The Compensation Committee has engaged Mosteller & Associates, an independent compensation consultant, to provide it with market information, analysis and guidance in the development and assessment of our executive compensation program.

Review of Total Compensation for Peer Group

        To assist us in establishing the level of total compensation that would be paid in 2008 at various performance levels, Mosteller & Associates performed a study of the total compensation (base salary plus all forms of variable compensation) provided to the CEO, CFO and next three highest paid executive officers at 17 comparably sized banks or bank holding companies ($500 million to $2.0 billion in total assets) that operate in the mid-Atlantic region, as reported in their 2007 proxy statements. The comparable companies in this study consisted of the following institutions:

  Univest Corp. of Pennsylvania, Willow Financial Bancorp, Inc., Bancorp, Inc., Royal Bancshares of PA, Inc., Leesport Financial Corp., Republic First Bancorp, Inc., Bryn Mawr Bank Corp., Shore Bancshares, Inc., ACNB Corp., AmeriServ Financial, Inc., Orrstown Financial Services, Inc., Penns Wood Bancorp, Inc., QNB Corp., Severn Bancorp Inc., Franklin Financial Services Corp., BCSB Bankcorp, Inc., and DNB Financial Corp.

        The foregoing peers were selected because of their geographical proximity, their comparable asset size, their relative financial performance, and because they represent the marketplace in which we compete for executive talent. When the individual and total compensation market data for 2007 was compared to our top five executives' compensation, our executives' total compensation for 2007 was generally within plus or minus 20% of the median. The Committee determined that this was competitive, and with ongoing review and monitoring of the individual components, would achieve our objectives stated above.

        In determining the level of compensation for our Named Executive Officers for 2008, the Committee considered a number of other factors in addition to market data. The other key factors considered were the individual performance and contribution of the individual executive officer, the cost to replace the executive officer, the scope of the executive officer's specific job responsibilities and duties, market demand for executive officers with the skill sets and experience of our executive officers, and the performance of the Bank during the years in which they have held their positions. Although we review competitive survey data, we do not benchmark or target our executive compensation levels to any market averages or specific entity's compensation practice.

Elements of Executive Compensation

        Our executive compensation program consists of the following elements:

  •
  Base salary;

  •
  Annual incentive pay;

  •
  Long-term, equity-based incentives;

  •
  Benefits and perquisites; and

  •
  Severance and change in control benefits.

        Each element has been chosen to remain competitive in the market and also to balance the efforts of the executives towards ongoing, annual, and long term positive financial performance for the shareholders. Allocations among the various elements were made based upon a variety of subjective considerations, but the adoption of the Executive Incentive Plan (described below) with both annual cash and equity-based, deferred vesting pay-outs reflects the intention to increase, over time, the emphasis on short and long-term incentive compensation. This direction will allocate a greater portion of total compensation to a risk and reward approach, based primarily on the company's and the executive's performance.

        The following discussion explains the elements of compensation provided to our Named Executive Officers for 2008.

        Base Salary.    Base salary is intended to provide executive officers with a fixed level of annual cash compensation that is competitive and appropriate given each executive officer's responsibilities and accomplishments. Base salary decisions are based on subjective criteria including an executive officer's level of responsibility, impact within the company, individual performance and experience as well as a review of our peer market data.

        Base salaries were adjusted as of January 1, 2008 according to the following chart. In general, the amount of the adjustments were based on projected market competitive increases of 3% to 4% of pay; however, in the case of Ms. Venema, her increases exceeded this range to maintain our internal and external pay equity.

Named Executive Officer	2007 Base	2008 Base
Featherman	$353,504	$364,109
Quinn	$265,129	$275,734
Henry	$190,550	$196,267
Balzarini	$197,464	$205,363
Venema	$155,000	$165,000
Pierce	$165,329	$170,288

        Annual Incentive Pay.    In 2008, we provided annual cash bonus incentives to our executive officers under our Executive Incentive Plan, or EIP. The EIP was adopted in 2006 and reflects a shift from a highly discretionary bonus plan to a results based, formula driven design. The EIP was developed as a meaningful compensation tool to encourage the growth and effective management of the Bank. The primary purpose of the EIP is to:

  •
  motivate and reward executive officers for the positive performance of the Bank;

  •
  provide a form of variable compensation to executive officers which is directly tied to their individual and collective performance; and

  •
  to focus the executive officers' efforts on the growth and profitability of the Bank.

        Participation in the EIP is determined at the beginning of each year by the recommendation of the Chief Executive Officer and the President to the Compensation Committee. The Compensation Committee determines the participation of the Chief Executive Officer and the President each year. Generally, participants include officers at the Senior Vice President level and above.

        Annual incentive award opportunities are expressed as a percentage of base salary and are determined based on the achievement of pre-established performance goals set at the beginning of the fiscal year. Performance goals are synchronized with the long-term strategic and financial performance objectives of the Bank and the Corporation and individually tailored to each plan participant based on their relevant job responsibilities. These performance factors are quantifiable objectives consisting of threshold, target and optimum goals. Generally, the performance factors will be metrics such as return on assets, return on equity, net income, earnings per share or similar indicators. Subject to the approval of the Compensation Committee, the Chief Executive Officer recommends the performance goals for the President, and the Chief Executive Officer and the President recommend the performance goals for the other members for the executive team. The Compensation Committee sets the performance goals for the Chief Executive Officer. Cash payments are made under the EIP after the end of the fiscal year based on actual performance results as compared to the pre-established performance goals.

        For 2008, two company-wide performance measures were established with equal weighting. These factors were Return on Equity and Net Income. Under the EIP, the terms "Return on Equity" and "Net Income" are calculated in the same manner as those terms are calculated and presented in our audited financial statements, except that for purposes of the EIP, the term "Return on Equity" is calculated by excluding the impact on equity from the net unrealized gains and losses on available for sale investment securities as required by Statement of Financial Accounting Standard No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." Excluding the SFAS 115 mark to market of available for sale securities may either increase or decrease the Return on Equity used under the EIP for any year, depending on the interest rate environment. The Committee established the Net Income and Return on Equity levels based on desired increases over actual 2007 company performance, the economic environment for 2008 as projected in November 2007, the amount of strategic investments forecast to be made in 2008, and a projection of how company performance would compare to peer performance for 2008. Each of these measures must be achieved at the threshold level as a condition to the payment of any award for 2008. In 2008, a second target level was added to the plan to further incentive performance. This second or "stretch" target would reflect strong performance beyond our budgeted targets. The budgeted target for 2008 would reflect a 5.6% improvement over 2007 net income results and the stretch target for 2008 would reflect a 7.0% increase over 2007. The thresholds, targets and optimums for these performance criteria for 2008 were as follows:

	Threshold	Budgeted Target	Stretch Target	Optimum
Net Income	$7,697,000	$8,102,000	$8,345,000	$8,669,000
Return on Average Equity	11.10%	11.71%	12.05%	12.40%

        The award levels for company performance were structured so that an award paid for performance approximately midway between budgeted target and stretch target would match the middle of the competitive peer market for annual incentives. This was intended to be consistent with the attainment of performance levels equating to the mid-level of performance expected for our peer group.

        The threshold, targets and optimum incentive opportunities for each Named Executive Officer for 2008 based on company-wide performance measures were as follows:

Company-Wide Performance Measures
Percentage of Base Salary

Named Executive Officer	Threshold	Budgeted Target	Stretch Target	Optimum
Featherman	8%	20%	30%	40%
Quinn	8%	20%	30%	40%
Henry	4%	8%	16%	20%
Balzarini	4%	8%	16%	20%
Venema	4%	8%	16%	20%
Pierce	4%	8%	16%	20%

        The actual amount paid would exceed the optimum amount presented above if actual performance exceeded the pre-established optimum company performance goals.

        In addition, executive officers other than the Chief Executive Officer and the President were provided an annual incentive opportunity based on their achievement of functional area or individual performance objectives. In the case of Mr. Henry, our EVP of Wealth Management, material performance measures included increased revenue growth in our wealth management operations, the development and launch of new product lines, the implementation of certain branding and marketing initiatives and continued implementation of strategies from our efficiency and profitability study. Material performance measures for Mr. Balzarini, our Chief Financial Officer, included increased efficiencies in our budgeting and financial projections process. For Ms. Venema, our EVP of Business Banking, material performance measures regarding the growth in loans, leases, commercial deposits and fees.

        The incentive award opportunities for these Named Executive Officers based on functional/individual performance measures were as follows:

Functional/Individual Performance Measures
Percentage of Base Salary

Named Executive Officer	Minimum Performance	Meets Goals	Exceptional Performance
Henry	1%	4%	10%
Balzarini	1%	4%	10%
Venema	1%	4%	10%
Pierce	1%	4%	10%

        Net Income for 2008 was $5,456,810 and Return on Equity was 7.92%. Because the threshold targets for these performance measures were not attained for 2008, no annual incentive payments were made for 2008 performance.

        Long Term Incentives.    We provide our executive officers with long-term incentives in the form of stock-based awards to align the interests of the executive officers with those of our shareholders. Historically, the primary form of long term compensation that we awarded consisted of incentive stock options. We selected this form of compensation because of the near universal expectation by employees in our industry that they would receive stock options. Such stock options also offered favorable accounting and tax treatment to the Corporation and the executive officers. However, beginning in 2006 the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) ("SFAS 123(R)"), making the accounting treatment of stock options unattractive. As a result, we assessed the desirability of granting shares of restricted stock to executive officers, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

        Accordingly, the Long Term Incentive Plan approved by the Board of Directors provides only for restricted stock grants, and the Committee has not sought approval to renew or amend the Corporation's 1995 Stock Option Plan. All grants of restricted stock pursuant to the Long Term Incentive Plan are subject to the terms of the Corporation's Restricted Stock Plan that was approved by the shareholders at the Corporation's 2005 Annual Meeting of Shareholders.

        In accordance with our intention to offer executive officers longer term incentives, we granted restricted stock awards with service and company performance restrictions during 2008 to our executive officers, including our Named Executive Officers. The awards are structured to vest on February 7, 2011, assuming continuous employment and that the company achieves a certain level of financial performance in 2010. The two performance measures for this grant are earnings per share and efficiency ratio. The "efficiency ratio" is defined as (a) non-interest expense divided by (b) the sum of: (i) tax equivalent net interest income before the provision for loan and lease losses and (ii) non-interest income. "Earnings per share" is defined as basic earnings per common share as determined in accordance with GAAP. The threshold, target and optimum goals for these measures (to be measured in 2011, based upon performance for the year ending December 31, 2010) are as follows:

	Threshold	Target	Maximum
Earnings Per Share(1)	$1.63	$1.72	$1.82
Efficiency Ratio(2)	71%	70%	68%

    (1)
    Earnings Per Share is weighted 60% of award

    (2)
    Efficiency Ratio is weighted 40% of award

        The number of shares to become vested will not be interpolated between points for performance between points. The total number of vested shares will equal the sum of the vested shares for both performance measures. The number of shares of restricted stock that will vest on February 7, 2011, assuming continuous employment and achievement of the threshold, target and optimum goals for 2010 for both performance measures will be determined as follows:

Shares of Restricted Stock Vesting
Based upon Attainment of 2010 Performance Goals

Named Executive Officer	Threshold	Target	Maximum
Featherman	1,500	3,000	4,500
Quinn	1,500	3,000	4,500
Henry	750	1,500	2,250
Balzarini	750	1,500	2,250
Venema	750	1,500	2,250
Pierce	750	1,500	2,250

        The number of shares of restricted stock that were granted to each of the Named Executive Officers was based on the optimum goal. In general, shares of restricted stock may not be transferred by the executive until they become vested, and any unvested shares will be forfeited in the event of the executive's termination of employment, other than in the event of death, disability, retirement or a change in control of the company. In the event of death, disability or retirement, the number of shares that will be vested will be pro-rated, and, in the case of acceleration due to change in control, the number of shares that will vest will be the maximum number of shares. Any cash dividends declared by the company prior to vesting will be paid to participants on unvested shares of restricted stock during the applicable vesting period.

        Benefits and Perquisites.    Our executive officers participate in the same benefit plans on the same terms as our other employees. These plans include medical, dental, life and disability insurance coverage, as well as a 401(k) plan with a discretionary profit-sharing component. The 401(k) plan provides an employer matching contribution of 75% of the first 5% of the employee's earnings contributed to the plan subject to the maximum contribution amounts set by law ($15,500 in 2008). The discretionary profit-sharing component provides for a contribution by the Bank equal to 3% of the first $30,000 of salary plus 6% over $30,000, up to a maximum contribution set by law ($12,600 in 2008).

        In addition, we have adopted a supplemental benefit retirement plan (SBRP) for our executive officers at the level of Senior Vice President or above. Pursuant to the SBRP, executive officers are credited with a benefit of 3% of their base salary each year. When we calculate targeted overall compensation for our executive officers, we factor in the benefits expected to be received under the SBRP, as well as the 401(k) plan. Additional details regarding the SBRP are provided in the Nonqualified Deferred Compensation Plan table presented below and the discussion following that table.

        Executive officers at the level of Executive Vice President and above are also provided certain perquisites in the form of automobile allowances and, in the case of the Chief Executive Officer and the President, the use of an automobile leased by us. Additionally, we maintain a corporate membership at a local country club which is used principally for general business purposes, including entertainment of customers, prospects and referral sources and meetings of committees, management and other employees, and which provides essential interaction with members of the communities that we serve. The Chief Executive Officer and the President are permitted to use such memberships for personal use; however, any costs incurred for personal use are paid by the person who incurred such costs.

        The amount of perquisites and employer 401(k) contributions provided to the Named Executive Officers are provided in the "All Other Compensation" column of the Summary Compensation Table presented below.

        Severance and Change in Control Benefits.    Pursuant to individual agreements, the Chief Executive Officer, the President, the Chief Financial Officer and the Executive Vice President of Human Resources and Administration are entitled to receive certain benefits and payments in the event of termination of employment following a change in control. In addition, the Chief Executive Officer and President, pursuant to their employment agreements, are entitled to certain severance benefits if terminated without cause or if the Corporation breaches such agreements. These employment agreements were amended during 2008, following performance of a competitive analysis by Mosteller & Associates and determination that amendments were necessary to maintain the competitive nature for CEO and President. The terms of these agreements are described below, following the Summary Compensation Table. The Executive Vice President of the Wealth Management Division, pursuant to a separate agreement is entitled to receive certain benefits if terminated without cause or if he resigns for good reason, including following a change of control. Through these agreements, we provide severance protection that is competitive with market practices, reflects the difficulty executive officers have in finding comparable jobs in a short time and are appropriate for the circumstances that lead to an executive's termination of employment.

        Under these agreements, payments would be triggered in the event of certain transactions that would result in a significant change in our ownership or control, but only if within the two year period following the event (except in the case of the Executive Vice President of the Wealth Management Division), the executive officer actually experiences a loss of employment, is required to relocate or experiences a significant diminution of his or her job responsibilities. The purpose of these agreements is to minimize the personal distractions key executive officers may face in negotiating transactions that may be in the best interests of shareholders but present the potential for employment loss for the executive. These change in control protections are a key component of our recruitment and retention strategies for top executive talent.

        The severance and change in control payments provided to our Named Executive Officers are described in more detail in the "Severance and Change in Control" section presented below.

PERSONNEL & COMPENSATION COMMITTEE REPORT

        The Personnel & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based upon such review and discussion, the Personnel & Compensation Committee has recommended to the Board (and the Board has approved) that the Compensation Discussion and Analysis be included in this Proxy Statement.

    Submitted by the Personnel & Compensation Committee:
    David L. Peirce, Chairman
    Clifford E. DeBaptiste
    John B. Waldron
    M. Robert Clarke
    Edward A. Leo
    John S. Halsted

 SUMMARY COMPENSATION TABLE

        The following table sets forth a summary of compensation paid or accrued by the Corporation for services rendered for the last fiscal year, to the Chief Executive Officer ("CEO"), the Chief Financial Officer ("CFO"), the three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at December 31, 2008 and the former Executive Vice President of Human Resources and Administration:

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
John A. Featherman, III,	2008	$363,701	—	$26,613	—	$—	$685	$40,959	$431,958
CEO and Chairman	2007	353,044	—	17,542	—	88,039	732	40,391	499,748
of the Corporation and	2006	341,550	—	—	—	110,671	278	41,059	493,558
the Bank
Kevin C. Quinn,	2008	$275,326	—	$26,613	—	$—	$1,849	$35,239	$339,028
President of the	2007	264,784	—	17,542	—	66,029	2,526	32,563	383,444
Corporation and the	2006	256,163	—	—	—	83,004	1,550	34,543	375,259
Bank
John E. Balzarini,	2008	$205,371	—	$13,306	—	$—	$1,672	$34,856	$255,205
CFO of the	2007	196,835	—	8,771	—	33,456	1,066	33,075	273,204
Corporation and the	2006	181,125	—	—	—	47,893	160	30,181	259,359
Bank
Clay T. Henry,	2008	$196,047	—	$13,306	—	$—	$175	$34,288	$243,816
EVP of the Wealth	2007	189,320	16,000	8,771	—	32,284	113	31,729	278,218
Management Division	2006	44,984	16,000	21,850	—	—	3	2,896	85,733
Michelle E. Venema,	2008	$164,853	—	$13,306	—	$—	$549	$30,059	$208,766
EVP of Business	2007	154,423	—	8,771	—	26,261	688	26,769	216,912
Banking	2006	140,539	—	—	—	37,018	380	24,850	202,787
Deborah R. Pierce,	2008	$161,849	—	—	—	$—	$309	$54,904	$217,062
Former EVP of	2007	164,741	—	8,771	—	28,011	342	28,979	230,844
Human Resources and	2006	150,075	—	—	—	39,683	127	27,413	217,298
Administration(7)

(1)
On December 31, 2008, in connection with the merger with American Home Bank, James M. Deitch and Anna Ruth Smith commenced employment with the Bank as the Managing Director of the AHB Division and the President of the AHB Division, respectively. In accordance with SEC rules, Mr. Deitch and Ms. Smith are not Named Executive Officers for purposes of this Proxy Statement and their compensation is not included in the above table. The terms of their employment, however, provide for base salaries of $203,000 and $195,000, respectively, and eligibility to participate in an annual incentive pool based upon the performance of the AHB division, and may be among the three most highly compensated executive officers other than the CEO and CFO in 2009. In connection with their employment, the Corporation and the Bank entered into an employment agreement with each of Mr. Deitch and Ms. Smith, copies of which are filed as exhibits to the Corporation's Current Report on Form 8-K, dated September 18, 2008.

(2)
Amounts shown include cash compensation earned and accrued by the Named Executive Officers as well as amounts earned but deferred at the election of such officers.

(3)
During 2008, Messrs. Featherman, Quinn, Balzarini, and Henry and Ms. Venema and Ms. Pierce were granted 4,500, 4,500, 2,250, 2,250, 2,250 and 2,250 shares of restricted stock, respectively. These shares (other than the shares granted to Ms. Pierce which were forfeited) will vest on the third anniversary date of the grant date, contingent upon satisfaction of certain performance and other criteria. During 2007, Messrs. Featherman, Quinn, Balzarini, and Henry and Ms. Venema and Ms. Pierce were granted 3,000, 3,000, 1,500, 1,500, 1,500 and 1,500 shares of restricted stock, respectively, one-third of which vest on each of the first three anniversaries of the grant date. (1,000 of the shares granted to Ms. Pierce were forfeited.) Such 2007 grants were based upon the performance of the Corporation during 2006. During 2006, Clay Henry was granted 1,000 shares of restricted stock that vested in December 2006. This column reflects the dollar amount recognized for these shares of restricted stock for financial statement reporting purposes in accordance with SFAS 123(R). The assumptions used to determine these values are discussed in Footnote A of the Corporation's consolidated financial statements for the years ending December 31, 2008 and 2007, which are included in the annual report to shareholders accompanying this Proxy Statement (the "Annual Highlights").

(4)
Represents cash payments made in 2009 and 2008 with respect to annual incentive awards earned for 2008 and 2007, respectively, under the Executive Incentive Plan.

(5)
Reflects the above market portion of earnings on amounts credited to a nonqualified, supplemental retirement plan. More information regarding this nonqualified plan, including the full amount of interest credited to the account of each Named Executive Officer under the plan for 2008, is provided in the table describing "Nonqualified Deferred Compensation" presented below and the discussion following that table.

(6)
All other compensation consists of (i) discretionary profit sharing contributions to a qualified defined contribution plan in the amount of $12,900, $12,900, $11,422, $10,876, $9,000 and $0 for Messrs. Featherman, Quinn, Balzarini, and Henry and Ms. Venema and Ms. Pierce, respectively; (ii) contributions to a non-qualified, supplemental retirement plan in the amount of $10,911, $8,260, $6,152, $5,875, $4,938 and $4,710 for Messrs. Featherman, Quinn, Balzarini, and Henry and Ms. Venema and Ms. Pierce, respectively; (iii) matching contributions to the 401(k) plan accounts in the amount of $9,675, $7,939, $7,097, $7,352, $5,935 and $5,887 for Messrs. Featherman, Quinn, Balzarini, and Henry and Ms. Venema and Ms. Pierce, respectively; (iv) the cost related to the personal use of an employer-leased automobile of $3,902 and $2,571 for Messrs. Featherman and Quinn, respectively; (v) payment of an automobile allowance in the amount of $8,400 for each of Mr. Balzarini, Mr. Henry, Ms. Venema and Ms. Pierce, (vi) dividends on unvested restricted stock in the amount of $3,570 for Messrs. Featherman and Quinn, $1,785 for Messrs. Balzarini and Henry and Ms. Venema, and $840 for Ms. Pierce. As described in the Compensation Discussion & Analysis, Messrs. Featherman and Quinn may also use certain country clubs with whom the Bank holds corporate memberships for personal purposes; however, Messrs. Featherman and Quinn each pay the costs incurred for their personal use, so no incremental cost is borne by the Bank.

(7)
Effective October 29, 2008, the position of Executive Vice President for Human Resources and Administration of the Bank was eliminated as part of an internal organizational restructuring. As a result, Ms. Pierce, who had held this position, is no longer employed by the Bank. Pursuant to Ms. Pierce's Severance Agreement and General Release dated November 19, 2008, she is to receive total severance pay equivalent to twelve (12) months of base salary. As of December 31, 2008, Ms. Pierce received severance in the amount of $35,066, which is included in "All Other Compensation" in the above table.

Employment Agreements

        Effective June 27, 2008, the Corporation and the Bank entered into new employment agreements with John A. Featherman, III, Chairman and Chief Executive Officer, and Kevin C. Quinn, President (collectively, the "Senior Executives"), replacing the previously effective employment agreements as of January 1, 2008. The provisions of each of the employment agreements are substantially the same except for specific terms relating to Mr. Featherman and Mr. Quinn's respective positions, responsibilities, terms, compensation and benefits. The following discussion, therefore, describes each of the employment agreements, noting the differences where they occur.

        Pursuant to their respective employment agreements, Mr. Featherman is serving as the Chief Executive Officer and Chairman of the Boards of Directors of the Corporation and the Bank, and Mr. Quinn is serving as the President of the Corporation and the Bank. During the term of the employment agreements, their respective employment shall continue in the same positions. As compensation under the employment agreements, the Senior Executives shall receive salaries and benefits as determined by the Board of Directors of the Corporation from time to time, but which may not be materially less than that which they received as of the date of employment agreements. Each of the employment agreements is for a term of three years, commencing January 1, 2008 and terminating December 31, 2010. After December 31, 2010, the term of Mr. Featherman's employment agreement may be renewed for additional one year periods with approval of the Board of Directors of the Corporation. On January 1, 2009 and on each succeeding January 1, the term of Mr. Quinn's employment agreement automatically extends for one year unless the Corporation or Mr. Quinn provide written notice of termination or agree to a mutually acceptable date to terminate his employment agreement.

        Pursuant to the employment agreements, the Senior Executives are entitled to certain payments and benefits under the employment agreements in the event of termination of employment under certain circumstances. If the Corporation terminates a Senior Executive without cause, a Senior Executive terminates his own employment following the Corporation's breach of the employment agreement, or the Corporation terminates a Senior Executive at the end of his respective term or extension thereof, the Corporation will be obligated to continue to pay the Senior Executive's salary, bonus and fringe benefits for twenty-four months following such termination of employment. If Senior

Executive's employment is terminated by the Corporation without cause or by the Senior Executive, and such termination is within two years after a change in the ownership or effective control of the Corporation, the Corporation will be obligated to continue to pay the Senior Executive's salary, bonus and fringe benefits for the three year period following such termination of employment. If it is determined that any payment to the Senior Executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax imposed by federal, state or local law, the Senior Executive will receive a payment sufficient to pay the excise or similar tax which will not be deductible by the Corporation or the Bank. Under the employment agreements, a termination without cause means a termination by the Corporation for any reason other than the Senior Executive's conviction of a felony or misdemeanor involving fraud, dishonesty or moral turpitude, the Senior Executive's breach of any material provision of the employment agreement or the Senior Executive's substantial failure to perform his duties under the employment agreement. Under the employment agreements, a change in the ownership or effective control of the Corporation occurs as defined under applicable sections of the Internal Revenue Code.

        During the term of the employment agreements and for one year thereafter, a Senior Executive may not be employed by any other bank or financial institution doing business in Chester County, Pennsylvania, may not employ or seek to employ any person employed by the Corporation or the Bank, or solicit any customers or vendors of the Corporation or the Bank for the benefit of any such other bank or financial institution, unless the applicable employment agreement is terminated by the Senior Executive due to a breach of the employment agreement by the Corporation or the Bank or if the Senior Executive's employment is terminated due to a change in ownership or effective control.

        Mr. Balzarini, Mr. Henry and Ms. Venema do not have written employment agreements with the Corporation or the Bank and their employment is at will. However, each of Mr. Balzarini and Ms. Venema have entered into Change of Control, Non-Compete, and Non-Disclosure Agreements with the Bank (each, a "Change of Control Agreement"), and Mr. Henry has entered into a Separation Benefits Agreement with the Bank. Each Change of Control Agreement and the Separation Benefits Agreement will continue in effect as long as the executive is actively employed by the Bank. Each of these agreements provides certain payments and benefits in the event of termination of employment under certain circumstances following a "change of control." These potential payments are described in more detail in the section entitled "Potential Payments upon Termination or Change of Control."

        In connection with the acquisition of American Home Bank, National Association, the Corporation and the Bank entered into employment agreements (the "AHB Division Employment Agreements"), dated September 18, 2008, with James M. Deitch, formerly AHB's Chairman and Chief Executive Officer, and Anna Ruth Smith, formerly AHB's President and Chief Operating Officer and a director of AHB. Upon completion of the merger on December 31, 2008, Mr. Deitch and Ms. Smith became the Managing Director and the President of the AHB Division of the Bank, respectively (collectively, the "AHB Division Executives"). The provisions of each of the AHB Division Employment Agreements are substantially the same except for specific terms relating to the Executive's positions, responsibilities, term, compensation and benefits. The following discussion, therefore, describes each of the AHB Division Employment Agreements, noting the differences where they occur.

        Each of the AHB Division Employment Agreements expire on December 31, 2010. On January 1, 2010 and on each succeeding January 1, the term of the AHB Division Employment Agreements automatically extend for one year unless the Corporation and the Bank or the Executive provides written notice of termination or agree to a mutually acceptable date to terminate their respective Employment Agreement. Under the AHB Division Employment Agreements, Mr. Deitch is provided an annual salary of $203,000 and Ms. Smith is provided an annual salary of $195,000, which amounts are consistent with their former base salaries with AHB. The salaries of the Executives may be adjusted from time to time by the boards of directors of the Corporation and the Bank but not below the amounts in effect as of the commencement of their employment. The AHB Division Employment

Agreements provide for the continuation of the Executives' participation in the life, health, retirement and other benefit plans provided by AHB prior to the merger. The AHB Division Employment Agreements also provide for the Executives' participation in the supplemental benefit retirement plan ("SBRP") that the Corporation provides to its executive officers and for participation in a management incentive plan ("MIP"). Under the SBRP, eligible executives are credited with a benefit equal to 3% of their base salary each year. As further described below, the MIP provides an annual incentive opportunity to the Executives based on the adjusted net income of the AHB Division versus its projected net adjusted net income. The boards of the Corporation and the Bank may change the benefits to be provided the Executive's from time to time but such benefits may not be materially less than those provided as of the merger.

        During the term of the AHB Division Employment Agreements and for one year thereafter, the Executives may not, directly or indirectly, be employed by or enter into a consulting arrangement with or otherwise agree to perform personal services for any other bank or financial institution, including any mortgage-banking business, doing business in Pennsylvania, New Jersey, New York, Maryland, Delaware or in any other state in which the AHB Division generated 5% or more of its business in the preceding twelve months, directly or indirectly employ or seek to employ any person employed during that time by the Corporation or the Bank, or otherwise encourage or entice any such person to leave such employment, or solicit any customers or vendors of the Corporation or the Bank on behalf of or for the benefit of any such bank or financial institution, including any mortgage-banking business. However, this restrictive covenant will not apply if the Executive's employment is terminated by the Executive due to a breach of the Employment Agreement or by the Corporation or the Bank for any reason other than for cause. The AHB Division Employment Agreements also entitle the Executives to certain payments and benefits in the event of termination of employment under certain circumstances, such as a change in control. These potential payments are described in more detail in the section entitled "Potential Payments upon Termination or Change of Control."

 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
									Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Budgeted Target ($)	Stretch Target ($)	Optimum ($)	Threshold (#)	Target (#)	Maximum (#)
John A. Featherman, III, CEO and Chairman of the Corporation and the Bank	2/7/08	$29,129	$72,822	$109,233	$145,644	1,500	3,000	4,500	$80,100
Kevin C. Quinn, President of the Corporation and the Bank	2/7/08	$22,059	$55,147	$82,720	$110,294	1,500	3,000	4,500	$80,100
John E. Balzarini, CFO of the Corporation and the Bank	2/7/08	$10,268	$24,644	$41,073	$61,609	750	1,500	2,250	$40,050
Clay T. Henry, EVP of the Wealth Management Division	2/7/08	$9,813	$23,552	$39,253	$58,880	750	1,500	2,250	$40,050
Michelle E. Venema, EVP of Business Banking	2/7/08	$8,250	$19,800	$33,000	$49,500	750	1,500	2,250	$40,050
Deborah R. Pierce, Former EVP of Human Resources and Administration(1)	2/7/08	$8,514	$20,435	$34,058	$51,086	750	1,500	2,250	$40,050

(1)
Effective October 29, 2008, the position of Executive Vice President for Human Resources and Administration of the Bank was eliminated as part of an internal organizational restructuring. Pursuant to the terms of Ms. Pierce's Restricted Stock Award, the Stock Awards reported in this table were forfeited.

(2)
As discussed elsewhere, the restricted shares will not vest until 2011 and vesting is subject to continued employment of the Named Executive Officer and attainment of certain performance goals.

        For 2008, the Named Executive Officers participated in an incentive plan pursuant to which they were eligible to receive an annual non-equity incentive opportunity and long-term equity incentives (the "Executive Incentive Plan", or "EIP"), based on the attainment of certain pre-established company and individual goals. The performance criteria established for the annual non-equity plan for 2008 included Return on Equity and Net Income, as more fully described in the Compensation Discussion & Analysis section presented above. The dollar amount of the possible payouts for achieving the threshold, budgeted target, stretch target and optimum levels of performance during 2008 are shown in the above table. The performance of the Corporation during 2008 did not meet the threshold performance levels. Consequently, no bonuses were paid to the Named Executive Officers.

        In 2008, long-term incentives were granted to the Named Executive Officers in the form of restricted stock awards. These restricted stock awards were granted on February 7, 2008 and vest on the third anniversary date of such grant based on the achievement of certain financial performance measures including the Corporation's earnings per share and efficiency ratio performance for 2010, as more fully described in the Compensation Discussion & Analysis section presented above. During 2008, there were no stock options granted; accordingly, this column was omitted from the foregoing table.

 Outstanding Equity Awards at December 31, 2008

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(A)	Market Value of Shares or Units of Stock That Have Not Vested ($)(B)
John A. Featherman, III,	1,100	—	$18.295	4/15/2009	6,500	$62,725
CEO and Chairman of the	4,400	—	$13.409	9/30/2009
Corporation and the Bank	2,200	—	$12.557	9/29/2010
	2,200	—	$14.100	9/28/2011
	2,200	—	$12.727	9/30/2012
	2,200	—	$24.795	1/3/2015
Kevin C. Quinn,	7,457	—	$13.409	9/30/2009	6,500	$62,725
President of the Corporation	1,343	—	$13.409	9/30/2009
and the Bank	4,400	—	$12.557	9/29/2010
	4,400	—	$13.864	12/7/2011
	4,950	—	$13.636	11/15/2012
	1,100	—	$24.795	1/3/2015
John E. Balzarini, CFO of the Corporation and the Bank	—	—	—	—	3,250	$31,363
Clay T. Henry, EVP of the Wealth Management Division	—	—	—	—	3,250	$31,363
Michelle Venema	1,650	—	$13.636	11/15/2012	3,250	$31,363
EVP of Business Banking	550	—	$24.795	1/3/2015
Deborah R. Pierce, Former EVP of Human Resources and Administration(1)	—	—	—	—	—	—

(1)
Effective October 29, 2008, the position of Executive Vice President for Human Resources and Administration of the Bank was eliminated as part of an internal organizational restructuring. As a result, any shares that had not yet vested by that date were forfeited.

(A)
For Messrs. Featherman and Quinn, this total includes 2,000 Restricted Shares (2007), and 4,500 Restricted Shares (2008). For Mr. Balzarini, Mr. Henry, Ms. Venema and Ms. Pierce, this total includes 1,000 Restricted Shares (2007), and 2,250 Restricted Shares (2008).

(B)
Market value was determined based on the quoted average bid/ask at December 31, 2008 of $9.65.

 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John A. Featherman, III, CEO and Chairman of the Corporation and the Bank	1,000	$17,125
Kevin C. Quinn, President of the Corporation and the Bank	1,000	$17,125
John E. Balzarini, CFO of the Corporation and the Bank	500	$8,563
Clay T. Henry, EVP of the Wealth Management Division	500	$8,563
Michelle Venema, EVP of Business Banking	500	$8,563
Deborah R. Pierce, Former EVP of Human Resources and Administration	500	$8,563

(1)
The value realized on vesting was determined using the average bid/ask prices on the vesting date.

        No options were exercised during 2008. Accordingly, the columns relating to option exercises are omitted from the foregoing table.

 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
John A. Featherman, III, CEO and Chairman of the Corporation and the Bank	—	$10,911	$2,975	—	$48,196
Kevin C. Quinn, President of the Corporation and the Bank	—	$8,260	$8,028	—	$119,746
John E. Balzarini, CFO of the Corporation and the Bank	$50,000	$6,152	$7,259	—	$133,964
Clay T. Henry, EVP of the Wealth Management Division	—	$5,875	$760	—	$13,827
Michelle Venema, EVP of Business Banking	—	$4,938	$2,381	—	$36,736
Deborah R. Pierce, Former EVP of Human Resources and Administration	—	$4,710	$1,342	—	$21,462

(1)
Amounts shown include the above market earnings reported in the Summary Compensation Table.

        The amounts reflected in the above table relate to benefits credited to the accounts of the Named Executive Officers under the Supplemental Benefit Retirement Plan ("SBRP"), an unfunded, nonqualified deferred compensation plan established for the benefit of certain executives selected for participation by the Board. Each year under the SBRP, the account of a participating executive is credited with an amount equal to 3% of his or her base salary for the year. The executive's account is also annually credited with interest based on the prime rate in effect as of the last business day of December as reported in the Wall Street Journal. Participating executives also may elect to defer a portion of their salary and bonus to the SBRP accounts on a pre-tax basis each year. Benefits earned under the SBRP are fully vested at all times.

        Payments under the SBRP are payable on or after the earliest to occur of the executive's termination of employment, attainment of age 65 or the 25th year from the first date the executive officer elected to defer compensation under the SBRP, subject to prior election by the executive officer. As elected by the executive officer, payments will be made in either a lump sum or installments over a period of five, ten or fifteen years following the date payments commence.

Potential Payments upon Termination or Change of Control

        Senior Executive Agreements.    Pursuant to their employment agreements, Mr. Featherman and Mr. Quinn (each referred to in this discussion as a "Senior Executive") are entitled to certain payments and benefits in the event of termination of employment under certain circumstances. If the Corporation terminates a Senior Executive without cause, or a Senior Executive terminates his own employment following the Corporation's breach of the employment agreement, or the Corporation terminates a Senior Executive at the end of his respective term or extension thereof, the Corporation will be obligated to continue to pay the Senior Executive's salary, bonus and fringe benefits for twenty-four months following such termination of employment. If a Senior Executive's employment is terminated by the Corporation without cause or by a Senior Executive, and such termination is within two years after a change in the ownership or effective control of the Corporation, the Corporation will be obligated to continue to pay the Senior Executive salary, bonus and fringe benefits for the three year period following such termination of employment. If it is determined that any payment to a Senior Executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax imposed by federal, state or local law, the Senior Executive will receive a payment sufficient to pay the excise or similar tax which will not be deductible by the Corporation or the Bank. Under the employment agreements, a termination "without cause" means a termination by the Corporation for any reason other than a Senior Executive's conviction of a felony or misdemeanor involving fraud, dishonesty or moral turpitude, a Senior Executive's breach of any material provision of the employment agreement or a Senior Executive's substantial failure to perform his duties under his respective employment agreement. Under the employment agreements, a change in the ownership or effective control of the Corporation occurs as defined under applicable sections of the Internal Revenue Code.

        Benefits that would have been payable to Messrs. Featherman and Quinn assuming that termination of employment occurred as of December 31, 2008 and resulted from termination (i) by the Corporation without cause, (ii) by the executive officer due to the Corporation's breach of the respective employment agreements, or (iii) at the end of his respective term or extension thereof would have been $852,804 and $686,105, respectively, and, if the termination was within two years following a Change of Control, would have been $1,745,830 and $1,419,868, respectively, including estimated payments to make the Senior Executive whole for the imposition of excise taxes under Section 4999 of the Internal Revenue Code.

        Termination and Change of Control Agreements.    Mr. Balzarini and Ms. Venema are entitled to certain payments and benefits under the Change of Control Agreements in the event of termination of employment under certain circumstances following a "Change of Control." Under the Agreements, if the executive's employment is terminated by the Corporation without "Cause" or by the executive for "Good Reason" within two years following a Change of Control, the Corporation will be obligated to continue to pay the executive's salary, bonus and fringe benefits for the one year period following his or her termination of employment. In order to receive the payments and benefits under the Change of Control Agreements, the executive must execute any release of claims that he or she may have pursuant to the Agreement. Any payments to be made to the executive will be reduced to the extent that the payments would not be deductible by the Bank (in whole or in part) under Section 280G of the Internal Revenue Code. Also, in the event of a "Change in Ownership or Effective Control," as defined under the Executive Incentive Plan, all equity awards issued to Mr. Balzarini and Ms. Venema will become 100% vested. Under the Executive Incentive Plan, the term "Change in Ownership or Effective Control" has the meaning provided under IRC Section 409A and applicable regulations.

        Under the Change of Control Agreements, a termination without "Cause" means a termination by the Corporation for any reason other than the executive's conviction of any crime involving dishonesty or breach of trust or any felony or crime involving moral turpitude or the failure of the executive to perform his or her duties reasonably assigned by the Board. A termination by the executive for "Good Reason" under the Change of Control Agreements means the executive's termination of his or her employment because of a material adverse change in his or her status, responsibilities or benefits; a failure to be nominated or elected to his or her current officer position; an assignment of duties inconsistent with his or her current officer position; a 10% or more reduction in his or her annual salary or bonus; or a requirement to relocate more than a certain distance from his or her current office.

        A "Change of Control" occurs under the Change of Control Agreements in the event:

  •
  the Corporation's shareholders approve any plan of liquidation or dissolution;

  •
  the Corporation's shareholders approve the sale of substantially all of the Corporation's assets;

  •
  the Corporation's shareholders approve any merger or consolidation with another company other than a merger or consolidation that will result in persons who are shareholders of the Corporation prior to the transaction owning 50% or more of the stock of the Corporation resulting from the merger or consolidation;

  •
  any person or entity obtains voting control of more than 50% or more of the Corporation's common stock; or

  •
  the Corporation's directors, and those persons the Corporation's directors may nominate to become directors of the Corporation, cease to comprise a majority of the Corporation's directors.

        Mr. Henry is entitled to certain payments and benefits under a Separation Benefits Agreement in the event of termination of his employment by the Corporation without "Cause", or by Mr. Henry for "Good Reason." Under the Separation Benefits Agreement, if Mr. Henry's employment is terminated by the Corporation without "Cause" or by the executive for "Good Reason", the Corporation will be obligated to continue to pay the executive's salary, bonus and fringe benefits for the one year period following his termination of employment. In order to receive the payments and benefits under the Separation Benefits Agreement, Mr. Henry must execute a release of any claims that he may have against the Bank. Any payments to be made to Mr. Henry will be reduced to the extent that the payments would not be deductible by the Bank (in whole or in part) under Section 280G of the Internal Revenue Code.

        Under the Separation Benefit Agreement, a termination without "Cause" means a termination by the Corporation for any reason other than (i) the executive's conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or breach of trust or any felony or crime involving moral turpitude or a violation of certain securities laws, (ii) the failure of the executive to perform his or her duties reasonably assigned by the Board, (iii) executive's willful failure to comply with good faith lawful instructions as to the operations of the Bank and the conduct of its officers, (iv) the executive's intentional violation of the conditions of his employment, (v) the executive's dishonesty or gross negligence in the performance of his duties, (vi) conduct on the part of the executive that would bring discredit to the Bank if publicly disclosed, (vii) the executive's breach of fiduciary duty involving personal profit or benefit, directly or indirectly, to the executive's family, friends or affiliated entities, (viii) the executive's violation of any law, rule or regulation governing banks or bank officers or the recommendation or order issued by a bank regulatory authority that the executive be removed from employment with the Bank, (ix) a material breach by the executive of the Bank's Code of Conduct, (x) the executive's unlawful discrimination, including harassment, against the Bank's employees, customers, business associates, contractors or visitors, (xi) any final removal or prohibition order to which the executive is subject by a federal banking agency pursuant to Section 8(c) of the Federal Deposit Insurance Act, (xii) any act of fraud or misappropriation by the executive, or (xiii) any intentional misrepresentation of a material fact, or intentional omission of information necessary to make the information supplied not materially misleading in any application or other information provided from time to time by the executive to the Bank or any director, officer of other representative of the Bank in connection with the executive's employment with the Bank and performance of the executive's duties as an employee of the Bank. A termination by the executive for "Good Reason" under the Separation Benefit Agreement means the executive's termination of his employment following a Change of Control (as defined in the Change of Control Agreements) or for any of the "Good Reasons" set forth above for the Change of Control Agreements.

        Benefits that would have been payable to Mr. Balzarini and Ms. Venema assuming that termination of employment occurred as of December 31, 2008 and resulted from termination (i) by the Corporation without cause or (ii) by the executive officer for good reason, in each case following a change of control, would have been $257,784 and $213,162, respectively. Benefits that would have been payable to Mr. Henry assuming that termination of employment occurred as of December 31, 2008 and resulted from termination (i) by the Corporation without cause or (ii) by the executive officer for good reason, including a change of control, would have been $257,125.

        AHB Division Executives.    Pursuant to the AHB Division Employment Agreements, Mr. Deitch and Ms. Smith (each referred to in this discussion as an "AHB Division Executive") will also receive certain payments and benefits in the event of termination of employment under certain circumstances. If the Corporation or the Bank terminates the employment of an AHB Division Executive without cause or at the end of his or her respective term or extension thereof, or the AHB Division Executive terminates his or her own employment following the Corporation's or the Bank's breach of the Employment Agreement, the Corporation and the Bank will be obligated to continue to pay the AHB Division Executives' salary, bonus and fringe benefits for twenty-four months in the case of Mr. Deitch, and for twelve months in the case of Ms. Smith. If an AHB Division Executive's employment is terminated by the Corporation or the Bank without cause or by the AHB Division Executive and such termination is within two years after a change in the effective ownership or effective control of the Corporation or the Bank, the Corporation and the Bank will be obligated to pay the AHB Division Executive salary, bonus and fringe benefits for three years in the case of Mr. Deitch, and for two years in the case of Ms. Smith. If it is determined that any payment to an AHB Division Executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax imposed by federal, state or local law, the AHB Division Executive will receive a payment sufficient to pay the excise or similar tax which will not be deductible by the Corporation or the Bank. Under the AHB Division Employment Agreements, a termination without cause means a termination by the Corporation or the Bank for any reason other than the AHB Division Executive's conviction of a felony or misdemeanor involving fraud, dishonesty or moral turpitude, the AHB Division Executive's breach of any material provision of the Employment Agreement or the AHB Division Executive's substantial failure to perform his or her duties under the Employment Agreement. Under the AHB Division Employment Agreements, a change in the ownership or effective control of the Corporation or the Bank occurs as defined under applicable sections of the Internal Revenue Code.

        If the AHB Division Executives had been employed by the Corporation for the full year of 2008 on the same terms as provided in the AHB Division Employment Agreements, and if the AHB Division Executives had been terminated as of December 31, 2008, Mr. Deitch and Ms. Smith would have been entitled to benefits having a value of approximately (i) $468,678 and $226,339, respectively, if the termination was by the Corporation or the Bank without cause or at the end of his or her respective term or extension thereof, or by the AHB Division Executive due to the Corporation's or the Bank's breach of the Employment Agreement; and (ii) $988,741 and $452,678, respectively, if the termination of the AHB Division Executive was within two years after a change in the effective ownership or effective control of the Corporation or the Bank, including, in the case of Mr. Deitch, an estimated payment to make him whole for the imposition of excise taxes under Section 4999 of the Internal Revenue Code. The foregoing estimated termination payments do not include any amount attributable to any bonus payments under the MIP if it had been in place as of December 31, 2008, as any such bonus payments would be determined based on the separate performance of the AHB Division, the business of which was not separately accounted for by AHB during 2008.

Director Compensation

        In 2008, directors who are not also officers of the Corporation or Bank (each a "non-employee director") received a fee of $750 for each Corporation or Bank Board meeting attended and $400 for each committee meeting attended. Each director also received a $1,000 monthly retainer. Additionally, a quarterly fee of $250 was paid to Mr. Waldron in 2008 for serving as the Secretary of the Corporation and a quarterly fee of $750 was paid to Mr. Clarke in 2008 for serving as the Chairman of the Audit Committee. Mr. DeBaptiste received a quarterly fee of $250 for serving as Second Vice Chairman. Other Committee Chairmen were paid a quarterly fee of $250 for such service. Each non-employee director also received a $1,000 fee for attendance at the annual directors' seminar.

        The following chart provides additional detail regarding the fees paid to each non-employee director:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total ($)
Clifford E. DeBaptiste	$37,200	(1)	—		(2)	—	—	$37,200
Lynn Marie Johnson-Porter	$30,500	(3)	—	—		—	—	$30,500
John B. Waldron	$37,200	(4)	—		(5)	—	—	$37,200
Brian K. Campbell	$30,800	(6)	—	—		—	—	$30,800
M. Robert Clarke	$38,600	(7)	—		(8)	—	—	$38,600
Matthew S. Naylor	$29,750	(9)	—	—		—	—	$29,750
David L. Peirce	$38,400	(10)	—		(11)	—	—	$38,400
John S. Halsted	$36,200	(12)	—		(13)	—	—	$36,200
J. Carol Hanson	$33,300	(14)	—		(15)	—	—	$33,300
Edward A. Leo	$32,800	(16)	—	—		—	—	$32,800

(1)
This amount consists of: (1) $1,000 for service as Chairman of the Wealth Management Trust Committee; (2) $12,000 in retainer fees; (3) $1,000 for service as Second Vice Chairman; (4) $16,500 in fees associated with attendance at board meetings; (5) $5,200 in fees associated with attendance at committee meetings and service on such committees; and (6) $1,500 for attendance at the annual directors' seminar.

(2)
As of December 31, 2008, Mr. DeBaptiste owned options to acquire 12,100 shares of the Corporation's Common Stock.

(3)
This amount consists of: (1) $12,000 in retainer fees; (2) $15,000 in fees associated with attendance at board meetings; (3) $2,000 in fees associated with attendance at committee meetings and service on such committees; and (4) $1,500 for attendance at the annual directors' seminar.

(4)
This amount consists of: (1) $1,000 for service as a Chairman of the Bank Development Committee; (2) $1,000 for service as the Secretary of the Board; (3) $12,000 in retainer fees; (4) $16,500 in fees associated with attendance at board meetings; (5) $5,200 in fees associated with attendance at committee meetings and service on such committees; and (6) $1,500 for attendance at the annual directors' seminar.

(5)
As of December 31, 2008, Mr. Waldron owned options to acquire 1,100 shares of the Corporation's Common Stock.

(6)
This amount consists of: (1) $12,000 in retainer fees; (2) $16,500 in fees associated with attendance at board meetings; (3) $800 in fees associated with attendance at committee meetings and service on such committees; and (4) $1,500 for attendance at the annual directors' seminar.

(7)
This amount consists of: (1) $3,000 for service as Chairman of the Audit Committee; (2) $12,000 in retainer fees; (3) $16,500 in fees associated with attendance at board meetings; (4) $5,600 in fees associated with attendance at committee meetings and service on such committees; and (5) $1,500 for attendance at the annual directors' seminar.

(8)
As of December 31, 2008, Mr. Clarke owned options to acquire 12,100 shares of the Corporation's Common Stock.

(9)
This amount consists of: (1) $12,000 in retainer fees; (2) $14,250 in fees associated with attendance at board meetings; (3) $2,000 in fees associated with attendance at committee meetings and service on such committees; and (4) $1,500 for attendance at the annual directors' seminar.

(10)
This amount consists of: (1) $2,000 for service as Chairman of the Personnel & Compensation Committee and the Asset Management Committee; (2) $12,000 in retainer fees; (3) $16,500 in fees associated with attendance at board meetings; (4) $6,400 in fees associated with attendance at committee meetings and service on such committees; and (5) $1,500 for attendance at the annual directors' seminar.

(11)
As of December 31, 2008, Mr. Peirce owned options to acquire 12,100 shares of the Corporation's Common Stock.

(12)
This amount consists of: (1) $1,000 for service as Chairman of the Corporate Governance and Nominating Committee; (2) $12,000 in retainer fees; (3) 16,500 in fees associated with attendance at board meetings; (4) $5,200 in fees associated with attendance at committee meetings and service on such committees; and (5) $1,500 for attendance at the annual directors' seminar.

(13)
As of December 31, 2008, Mr. Halsted owned options to acquire 12,100 shares of the Corporation's Common Stock.

(14)
This amount consists of: (1) $12,000 in retainer fees; (2) $15,000 in fees associated with attendance at board meetings; (3) $4,800 in fees associated with attendance at committee meetings and service on such committees; and (4) $1,500 for attendance at the annual directors' seminar.

(15)
As of December 31, 2008, Ms. Hanson owned options to acquire 12,100 shares of the Corporation's Common Stock.

(16)
This amount consists of: (1) $12,000 in retainer fees; (2) $16,500 in fees associated with attendance at board meetings; (3) $2,800 in fees associated with attendance at committee meetings and service on such committees; and (4) $1,500 for attendance at the annual directors' seminar.

Compensation Committee Interlocks and Insider Participation

        The Personnel and Compensation Committee consists of Messrs. Peirce (Chairman), DeBaptiste, Waldron, Clarke, Leo and Halsted. No member of the Compensation Committee is a current or former officer or employee of the Corporation or the Bank.

Report of the Audit Committee

        The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. In that connection, the Committee, along with the Board of Directors, has formally adopted an Audit Committee Charter setting forth its responsibilities.

        Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements that are included in the Annual Report with Management, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, the matters required to be discussed by SAS 61 (Communications with Audit Committee, codification of Statements on Auditing Standards, AU § 380). In addition, the Committee has discussed with the firm its independence from Management and the Corporation, including the matters in the written disclosures received from the firm as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the firm's independence.

        The Committee discussed with the Corporation's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the firm, with and without Management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls and the overall quality of the Corporation's financial reporting. The Committee held four meetings during the year in addition to reviewing the quarterly results with the financial auditors prior to press release.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Committee has also approved the selection of the Corporation's independent registered public accounting firm for 2009.

    Submitted by the Audit Committee:
    M. Robert Clarke, Chairman
    Clifford E. DeBaptiste
    David L. Peirce
    J. Carol Hanson
    Edward A. Leo

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) reports that they file.

        Based solely on review of the copies of such forms furnished to the Corporation, or written representations that no Form 5s were required, the Corporation believes that, during 2008, all Section 16(a) reports required to be filed by its officers, directors and greater than 10% beneficial owners were complied with except for the following: (i) reports of changes in holdings due to the grant of restricted stock on February 7, 2008 to each of our then executive officers were filed late; (ii) a report of initial holdings for Jeffrey Kahn was filed late; and (iii) a report of two changes in holdings for Andrew Stump was filed late.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Some of the directors and executive officers of the Corporation, as well as members of their families and companies with which they are associated, were customers of and had banking transactions with the Bank in the ordinary course of its business during 2007. All loans and commitments to lend money extended to such parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation. In the opinion of Management, such loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features.

        During 2005, the Bank entered into a ten year lease of real property (with renewal options) with B.K. Campbell, Inc., of which Brian Campbell is the sole owner. The lease agreement covers real estate in Oxford, PA where the Bank has a branch office. The agreement calls for the Bank to pay B.K. Campbell, Inc. a monthly rent of $15,195, subject to periodic adjustment. During 2007 the Bank entered into a ten year lease of real property (with renewal options) with Beiler Campbell, Inc., of which Brian Campbell is the sole owner. The lease agreement covers real estate in Kennett Square, PA where the Bank opened a new branch office in January 2008. The agreement calls for the Bank to pay Beiler Campbell, Inc., a monthly rent of $10,000, subject to periodic adjustment.

Approval of Related Party Transactions

        The Corporation has several policies which apply to transactions involving the Corporation and any of its subsidiaries and any director, executive officer, 5% beneficial owner and their related interests. These include the following: (i) Policy Regarding Related Person Transactions, (ii) the Conflict of Interest provisions in the Code of Conduct (Ethics) and (iii) the Loans to Insiders—Regulation O Policy. The key elements of each of these policies is summarized below.

        Policy Regarding Related Person Transactions.    This policy applies to transactions that involve (i) separately or together with all other transactions involving the same Related Person, $100,000 or more, in the aggregate, in any calendar year (or if the aggregate amount of periodic or other payments exceeds such amount), (ii) the Corporation or any of its subsidiaries as a participant, and (iii) any Related Person, directly or indirectly, as a participant. Certain transactions are exempt from this policy based upon conformity to SEC exemptions. For purpose of this policy, a Related Person is a (a) person who is (or was at anytime since the beginning of the last fiscal year for which the Corporation has filed an annual report on Form 10-K) an executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Corporation's common stock, (c) immediate family member of any of the foregoing, or (d) any firm, corporation or other entity (including a trust) in which any of the foregoing persons is a partner, owner, principal having a 5% or greater beneficial interest or that employs any of the foregoing persons. An "immediate family member" means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than tenant or employee) sharing the household of such Related Person.

        A transaction subject to this policy must be reviewed and approved or ratified by the Corporate Governance and Nominating Committee. If the incremental amount involved is expected to be less than $50,000, the transaction may be approved or ratified by the Chair of the Committee. If the related person is a director of the Bank, and the transaction involves a contract for, or purchase of any securities or other property, then the transaction must also be approved by a majority of the Board of Directors of the Bank who are not interested in the transaction. As part of its review of a subject transaction, the Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction. Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Committee to ensure that such transaction remains appropriate and in compliance with the Committee's guidelines. The Committee's activities with respect to the review and approval or ratification of all subject transactions are reported to the Board of Directors.

        Insider Lending—Regulation O Policy.    This policy applies to loans and other extensions of credit made by the Bank to its executive officers, directors and 10% shareholders of the Corporation (the "Insiders"). Certain extensions of credit are exempt from this policy based upon conformity to Regulation O exemptions. Extensions of credit to Insiders must be on substantially the same terms as comparable extensions of credit to non-insiders. This includes interest rates, term, collateral requirements, fees and underwriting standards. An extension of credit to the Insider must be approved by a majority of the full Board of Directors of the Bank when the total credit exposure to the Insider exceeds $500,000. All extensions of credit to an executive officer not requiring approval of the Board must be reported to the Board at the next regularly scheduled Board meeting. The Bank has designated a Regulation O Officer to monitor compliance with these procedures.

        Code of Conduct (Ethics).    The Code of Conduct (Ethics) of the Corporation and the Bank requires that employees, including officers, avoid conflicts of interest situations. The types of transactions covered by the policy are those where an officer's or employee's personal or financial interest or relationship may influence or appear to influence the officer or employee's judgment on matters affecting the Bank. In addition the policy complies with the Bank Bribery Amendments Act of 1985 which makes it unlawful for any director, officer or other employee to corruptly solicit or demand for the benefit of any person, or corruptly accept or agree to accept, anything of value from any person intending to be influenced or rewarded in connection with any business or transaction of such institution. In the case of a director or an executive officer, any disclosure required under this policy is to be submitted to the Chairman of the Board for review by the Board of Directors. The Board may delegate the review to an independent committee of the Board. Any waiver of the Code of Conduct for the Chief Executive Officer, Chief Financial Officer, or Controller may be permitted only if approved by the Board of Directors of the Corporation or an independent committee of the Board of Directors of the Corporation.

SHAREHOLDER COMMUNICATION POLICY

        The Corporation has established procedures for shareholders to communicate directly with the Board of Directors on a confidential basis. Shareholders who wish to communicate with the Board or with a particular director may send a letter to the Secretary of the Corporation at 9 North High Street, P.O. Box 523, West Chester, PA 19380. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. To the extent that a shareholder wishes the communication to be confidential, such shareholder must clearly indicate on the envelope that the communication is "confidential." The Secretary will then forward such communication, unopened, to the Chairman of the Board of Directors.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following table presents information relating to fees billed by Grant Thornton LLP:

	2008	2007
Audit Fees:	$411,730	$299,035
Audit Related Fees:	$42,380	$29,887
Tax Fees:	$—	$—
All Other Fees:	$—	$—

        Audit Fees include the aggregate fees billed for fiscal years 2008 and 2007, respectively, for professional services rendered in connection with the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements that are included in quarterly reports during those years and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

        Audit-Related Fees include the aggregate fees billed by Grant Thornton in 2008 and 2007, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include consultations concerning financial accounting and reporting standards.

        A representative of Grant Thornton, LLP, is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

        In accordance with Federal securities laws and regulation, the practice of the Audit Committee is to pre-approve all services to be rendered by the independent registered public accounting firm. The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X of the regulations promulgated by the SEC.

SHAREHOLDER PROPOSALS

        Shareholders intending to submit proposals to be included in the Corporation's next proxy statement must send their proposals to the Secretary of the Corporation at 9 North High Street, West Chester, PA 19380 not later than December 11, 2009. Such proposals must relate to matters appropriate for shareholder action and be consistent with regulations of the SEC.

        Shareholders intending to present proposals at the next Annual Meeting of the Corporation and not intending to have such proposals included in the Corporation's next proxy statement must send their proposals to the Secretary of the Corporation at the address given in the prior paragraph not later than February 24, 2010. If notification of a shareholder proposal is not received by such date, the proxies may vote, in their discretion, any and all of the proxies received in this solicitation against such proposal.

 ADDITIONAL INFORMATION

        The Corporation will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the financial statements and financial statement schedules. Such report was filed with the SEC on March 16, 2009. Requests should be directed to Mr. John Stoddart, Shareholder Relations Officer, First Chester County Corporation, 9 North High Street, West Chester, Pennsylvania 19380.

By Order of the Board of Directors
/s/ John B. Waldron John B. Waldron Secretary

West Chester, Pennsylvania
March 30, 2009

First Chester County Corporation
Annual Shareholders' Meeting
Tuesday, May 5, 2009, 10:30 a.m.
Penn State Great Valley, Safeguard Scientifics Building, Musser Auditorium
Lunch Immediately Following @ The Desmond Great Valley

Directions to Penn State Great Valley

From New Jersey and East, Reading and West

        Take the Pennsylvania Turnpike to Exit 326 (old Exit 24) at Valley Forge. Follow signs for Route 202 South/West Chester Exit 328 (old Exit 26A). Continue on Route 202 South to the Great Valley Exit (Route 29 North). At the first traffic light, turn left onto Swedesford Road. Then take the first left turn into Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From West Chester, Delaware and South

        Take Route 202 North to the Great Valley Exit (Route 29 North). Turn right at the end of the ramp and turn right again at the light onto Route 29 North. Continue to the next traffic light and turn right onto Swedesford Road. Continue approximately 2/10s of a mile to Penn State Great Valley on the right. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From Philadelphia

        Follow the Schuylkill Expressway (Route 76 West) to Valley Forge. Then follow signs for Route 202 South/West Chester Exit 328 (old Exit 26B). Take Route 202 South to the Great Valley exit (Route 29 North). At the first light, turn left onto Swedesford Road. Then take the first left turn into Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From King of Prussia and Norristown

        Follow Route 202 South to the Great Valley exit (Route 29 North). At the first traffic light, turn left onto Swedesford Road. Then take the first left turn into Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From the Philadelphia Airport

        Exit the Airport and follow the signs for I-95 South towards Delaware. Travel on I-95 South approximately 5 miles. Take I-476 North, Exit No. 7, towards Plymouth Meeting. Travel on I-476 North approximately 15 miles. Take I-76 West, Exit No. 16B, towards Valley Forge. Travel on I-76 West approximately 4 miles. Take US 202 South, Exit No. 328B, towards West Chester. Travel on US 202 South approximately 7 miles. You will see one exit information sign for Penn State Great Valley. Take the exit marked PA 29 North-Great Valley. Proceed along exit ramp to the traffic light at the end of the exit ramp. At this traffic light, make a left turn onto Swedesford Road. Make first left turn into Penn State Great Valley. As you enter the driveway into the Penn State Great Valley Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

Directions to The Desmond from Penn State Great Valley

        Turn right out of Penn State Great Valley onto Swedesford Road. At the first traffic light turn left onto Liberty Boulevard. Follow Liberty Boulevard to the entrance to The Desmond on the right.

FIRST CHESTER COUNTY CORPORATION

9 NORTH HIGH STREET

P.O. BOX 523

WEST CHESTER, PA 19381

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST CHESTER COUNTY CORPORATION	For	Withhold	For All
	All	All	Except
This Proxy will be voted as directed. If no directions to the contrary are indicated, the Proxies intend to vote “FOR” each nominee for director.	☐	☐	☐

Vote on Directors

1.             ELECTION OF FOUR CLASS I DIRECTORS

(Term to expire in 2012)

Nominees:

01)  CLIFFORD E. DEBAPTISTE

02)  JAMES M. DEITCH

03)  LYNN MARIE JOHNSON-PORTER

04)  JOHN B. WALDRON

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

This proxy will be voted for each nominee for whom authority to vote is not withheld.

By signing and returning this proxy, the undersigned gives the Proxies discretionary authority regarding any other business which may properly come before the Annual Meeting, or any adjournment or postponement thereof, including any matters incident to the conduct of the Annual Meeting.

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator,  trustee or guardian, please give full title as such. If a corporation,  please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership,  please sign in partnership name by general partner.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, May 5, 2009: Copies of the proxy statement and annual report to shareholders are available at http://www.1nbank.com/bank/investor_2009meeting.php.

PROXY

FIRST CHESTER COUNTY CORPORATION
ANNUAL MEETING OF SHAREHOLDERS, MAY 5, 2009

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF FIRST CHESTER COUNTY CORPORATION

The undersigned, revoking any contrary proxy previously given, hereby appoints John C. Stoddart and Andrew H. Stump (the “Proxies”), and each of them, jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Shareholders of First Chester County Corporation (the “Corporation”) to be held on May 5, 2009, and at any postponement or adjournment of such meeting, and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of the Corporation held of record by the undersigned on March 23, 2009, with all the powers and authority the undersigned would possess if personally present.   By signing and returning this proxy, the undersigned gives the Proxies discretionary authority regarding any other business which may properly come before the Annual Meeting, or any adjournment or postponement thereof, including any matters incident to the conduct of the Annual Meeting.

The Board of Directors recommends a vote “FOR” the election of the nominees to serve as Class I Directors. This proxy, when properly executed and returned in a timely manner, will be voted as directed.   If no direction is specified, then the proxy will be voted “FOR” each of the four nominees to serve as Class I Directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

QuickLinks

FIRST CHESTER COUNTY CORPORATION 9 North High Street West Chester, Pennsylvania 19380 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD 10:30 A.M., May 5, 2009
FIRST CHESTER COUNTY CORPORATION 9 North High Street West Chester, Pennsylvania 19380
PROXY STATEMENT
VOTING SECURITIES OF THE CORPORATION
STOCK OWNERSHIP
GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS
ELECTION OF DIRECTORS
DESCRIPTION OF NOMINATING PROCESS AND DIRECTOR QUALIFICATIONS
DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS
EXECUTIVE OFFICERS
SENIOR MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION & ANALYSIS
Company-Wide Performance Measures Percentage of Base Salary
Functional/Individual Performance Measures Percentage of Base Salary
Shares of Restricted Stock Vesting Based upon Attainment of 2010 Performance Goals
PERSONNEL & COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2008
Option Exercises and Stock Vested
Nonqualified Deferred Compensation
Director Compensation
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER COMMUNICATION POLICY
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS
ADDITIONAL INFORMATION